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                                                                    EXHIBIT 99.1

March 12, 2001

LF Strategic Realty Investors, L.P.
30 Rockefeller Plaza
New York, New York 10020
Attn: Doug Wells

Lazard Freres Real Estate Investors, LLC
30 Rockefeller Plaza
New York, New York 10020
Attn: Doug Wells

Prometheus Western Retail, LLC
30 Rockefeller Plaza
New York, New York 10020
Attn: Doug Wells


Re: Limited Standstill Waiver


Dear Doug:

The Stockholders Agreement dated as of June 1, 1997, (the "Agreement") contains within it certain restrictions on Lazard Freres Real Estate Investors, LLC ("LFREI"), LF Strategic Realty Investors, L.P. ("LFSRI"), Prometheus Western Retail, LLC ("Prometheus") (LFREI, LFSRI and Prometheus are herein sometimes known collectively as "Lazard") during the "Standstill Period" (as defined in the Agreement). Notwithstanding such restrictions, the Board of Directors ("Board") of Center Trust, Inc., (the "Company") have determined that it is in the best interests of all the shareholders to permit Lazard (along with the Company) to explore certain opportunities with regard to a "Covered Transaction" (as defined in the Agreement).

Subject to Lazard's compliance with and agreement to the following conditions, Lazard shall be permitted to initiate and engage in discussions with third parties regarding a possible Covered Transaction:

        (a) To inform the independent members of the Board (for the purposes hereof, Bruce Andrews, Fred Reidman, and Christine Garvey) (the "Independent Directors") or the President of the Company (Ned Fox) of any material contact that Lazard may have with third parties concerning a possible Covered Transaction and of any such material contact that Lazard may initiate. Such notice shall be given as soon as reasonably practicable after such contact. In the event that the Independent Directors do not approve of such contact, Lazard shall cease all discussions with such third party. To




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        the extent that such discussions, are permitted to continue, Lazard shall coordinate its efforts with the Independent Directors and the Company;

        (b) To provide the Independent Directors or the President such detail on a timely basis concerning the content and nature of the material discussions between Lazard and such third parties as the Independent Directors or the President shall reasonably request;

        (c) That any non-public information exchanged between Lazard and any third party be subject to confidentiality agreements in form and substance satisfactory to the Company for the benefit of the Company and that, except as required by law (including, without limitation, disclosure requirements under the Securities Exchange Act of 1934, as amended) Lazard shall not disclose the occurrence of or the extent of discussions concerning a possible Covered Transaction; and

        (d) That at such time that the Independent Directors deem that this limited waiver be terminated, Lazard shall cease any and all contact with third parties concerning the Company and shall be fully subject to all restrictions set forth in the Agreement (subject to the terms set forth therein).

For purposes of this letter, the determination of whether a contact or discussion is "material" shall be made by Lazard in its reasonable good faith judgment.

The parties hereto acknowledge that there have been allegations that certain events may have occurred prior to the date hereto which may have triggered the termination of the standstill provisions in the Agreement or which may have been a violation of the standstill provisions. Notwithstanding anything to the contrary contained herein, Lazard and the Company expressly reserve all rights with respect to their respective positions.




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Please countersign where indicated below to signify your agreement.

                                 Center Trust, Inc.
                                 a Maryland corporation


                                 By:   /s/ Edward D. Fox
                                 Its:  Chief Executive Officer and President

Agreed and accepted as of the date
set forth above.

Prometheus Western Retail, LLC

        By:    LF Strategic Realty Investors, L.P.
        Its:   Member

        By: Lazard Freres Real Estate Investors, LLC
        Its: General Partner

        By:  /s/ John A. Moore
        Its:  Principal & Chief Financial Officer

Lazard Freres Real Estate Investors, LLC

        By: /s/ John A. Moore
        Its:  Principal & Chief Financial Officer


LF Strategic Realty Investors, L.P.

By:     Lazard Freres Real Estate Investors, LLC
Its:    General Partner

        By: /s/ John A. Moore
        Its:  Principal & Chief Financial Officer